Exhibit 99.1

U. S. Physical Therapy Reports Results for First Quarter 2010

HOUSTON--(BUSINESS WIRE)--May 6, 2010--U.S. Physical Therapy, Inc. (NasdaqGS:USPH), a national operator of outpatient physical therapy clinics, today reported results for the first quarter ended March 31, 2010.

U.S. Physical Therapy’s net income for the quarter ended March 31, 2010 was $3.2 million, or $.27 per diluted share, as compared to $2.8 million, or $.23 per diluted share, in the first quarter of 2009. Net income for the 2010 period included an after-tax gain of $351,000, or $.03 per share, related to the sale of the Company’s 51% interest in a joint venture of five Texas clinics. Additionally the Company incurred legal costs during the period of approximately $.01 per share in conjunction with an acquisition. Excluding the one-time gain and acquisition costs, the Company’s adjusted earnings per share from operations was $.25. This was achieved despite unusually severe weather in January and February that adversely impacted first quarter earnings by an estimated $.05 per share, as previously disclosed in March.

First Quarter 2010 compared to First Quarter 2009

  Net revenue increased 4.6% from $48,169,000 in the first quarter of 2009 to $50,405,000 in the first quarter of 2010, due to an increase in average net patient revenue per visit of $3.28, or 3.3%, from $100.80 to $104.08 and an increase of 1.2% in patient visits from 463,000 to 469,000.
  Gross margin increased slightly to 24.7% for the 2010 first quarter as compared to 24.6% in the 2009 first quarter. Total clinic operating costs were $37,934,000, or 75.3% of net revenue, as compared to $36,324,000, or 75.4% of net revenue, in the 2009 period. Clinic salaries and related costs as a percentage of net revenue were 53.1% for the first quarter of 2010 and 52.7% for the 2009 first quarter. Rent, clinic supplies, contract labor and other costs as a percentage of net revenue were 20.0% for the 2010 period versus 21.2% for the 2009 comparable period. The provision for doubtful accounts was 2.1% of net revenue in the first quarter 2010 as compared to 1.5% in the 2009 first quarter.

  Corporate office costs were $5,805,000, or 11.5% of revenue, in the first quarter of 2010 versus $5,388,000, or 11.2% of revenue, in the 2009 first quarter. Included in the 2010 first quarter corporate costs were $115,000 in legal fees associated with the acquisition of five clinics on February 26, 2010.
  Operating income increased in the first quarter of 2010 by 3.2% to $6,666,000 from $6,457,000 for the 2009 first quarter. The operating income margin percentage of 13.2% compares to 13.4% for the first quarter 2009.
  Other income in the first quarter of 2010 included a net pre-tax gain of $578,000 from the sale of a five clinic Texas joint venture.
  Provision for income taxes as a percentage of income from operations less net income attributable to non-controlling interests was 39.3% for the 2010 first quarter compared to 39.2% for the 2009 first quarter.
  Net income attributable to common shareholders in the first quarter of 2010 rose to $3,172,000 from $2,754,000 in the first quarter 2009. Diluted earnings per share increased to $.27 from $.23.
  Same store revenues for de novo and acquired clinics open for one year or more increased 1.7%. Same store visits decreased by 1.4% while the average net rate per visit increased by 3.2%.
  The Company ended the first quarter of 2010 with 367 clinics. During the period, the Company acquired five clinics, opened one de novo clinic, sold five clinics and closed two clinics.

Chris Reading, Chief Executive Officer, said, “March was a very strong month for our company, which helped USPH to recover from some of the impact associated with the unusually severe winter weather in January and February. Referrals and visit volumes have rebounded nicely these past two months as we work to execute our growth strategy for 2010.”

U.S. Physical Therapy's management will host a conference call at 10:30 am Eastern Time, 9:30 am Central Time on Thursday, May 6, 2010 to discuss the Company’s First Quarter 2010 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and enter reservation number 69559108 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 120 days at this website.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we project. Included among such statements are those relating to opening new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  revenue and earnings expectations;
  general economic conditions;
  business and regulatory conditions including federal and state regulations;
  changes as the result of government enacted national healthcare reform;
  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  maintaining adequate internal controls;
  availability, terms, and use of capital;
  acquisitions and the successful integration of the operations of the acquired businesses; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission (the "SEC") for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 367 clinics in 43 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, non-surgical treatment of osteoarthritis, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties, including hospitals and physician groups. U.S. Physical Therapy was named to Forbes list of America’s 200 Best Small Companies for 2009.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended March 31,
	2010	2009

Net patient revenues	$48,779	$46,664
Management contract revenues and other revenues	1,626	1,505
Net revenues	50,405	48,169

Clinic operating costs:
Salaries and related costs	26,771	25,403
Rent, clinic supplies, contract labor and other	10,100	10,213
Provision for doubtful accounts	1,034	706
Closure costs	29	2
Total clinic operating costs	37,934	36,324

Corporate office costs	5,805	5,388

Operating income	6,666	6,457

Interest and other income, net	580	3
Interest expense	(64)	(88)

Income before taxes	7,182	6,372
Provision for income taxes	2,051	1,779

Net income including noncontrolling interests	5,131	4,593
Less: net income attributable to noncontrolling interests	(1,959)	(1,839)
Net income attributable to common shareholders	$3,172	$2,754

Earnings per share attributable to common shareholders:
Basic	$0.27	$0.23

Diluted	$0.27	$0.23

Shares used in computation:
Basic	11,614	12,020

Diluted	11,840	12,025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Numerator:
Net income attributable to common shareholders	$3,172	$2,754

Denominator:
Denominator for basic earnings per share -
weighted-average shares	11,614	12,020
Effect of dilutive securities -
Stock options	226	5
Denominator for diluted earnings per share -
adjusted weighted-average shares	11,840	12,025

Earnings per share attributable to common shareholders:
Basic	$0.27	$0.23

Diluted	$0.27	$0.23

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$11,471	$6,429
Patient accounts receivable, less allowance for doubtful accounts of $2,031 and $1,830, respectively	23,482	22,300
Accounts receivable - other, less allowance for doubtful accounts of $50 and $42, respectively	2,146	1,331
Other current assets	2,124	2,959
Total current assets	39,223	33,019

Fixed assets:
Furniture and equipment	32,154	31,973
Leasehold improvements	18,916	19,012
	51,070	50,985
Less accumulated depreciation and amortization	37,185	36,646
	13,885	14,339
Goodwill	68,801	57,247
Other intangible assets, net	5,830	5,955
Other assets	885	869
	$128,624	$111,429

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable - trade	$1,188	$1,292
Accrued expenses	12,559	12,459
Current portion of notes payable	1,113	1,013
Total current liabilities	14,860	14,764
Notes payable	100	-
Revolving line of credit	10,900	400
Deferred rent	1,011	1,027
Other long-term liabilities	2,564	3,013
Total liabilities	29,435	19,204

Commitments and contingencies

Shareholders' equity:
U. S. Physical Therapy, Inc. shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 13,829,245 and 13,828,470 shares issued, respectively	138	138
Additional paid-in capital	43,514	43,210
Retained earnings	78,804	75,632
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U. S. Physical Therapy, Inc. shareholders' equity	90,828	87,352
Noncontrolling interests	8,361	4,873
Total equity	99,189	92,225
	$128,624	$111,429

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(unaudited)

	Three Months Ended March 31,
	2010	2009

OPERATING ACTIVITIES
Net income including noncontrolling interests	$5,131	$4,593
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,431	1,472
Provision for doubtful accounts	1,034	706
Equity-based awards compensation expense	306	414
(Gain) Loss on sale of business and sale or abandonment of assets, net	(558)	27
Deferred income tax	(284)	54
Other	(24)	(117)
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(1,583)	(503)
(Increase) decrease in accounts receivable - other	(62)	197
Decrease (increase) in other assets	741	(144)
Decrease in accounts payable and accrued expenses	(58)	(324)
(Decrease) increase in other liabilities	(45)	58
Net cash provided by operating activities	6,029	6,433

INVESTING ACTIVITIES
Purchase of fixed assets	(588)	(1,562)
Purchase of businesses, net of cash acquired	(8,785)	-
Acquisitions of noncontrolling interests	(17)	-
Net proceeds on sale of fixed assets and business	125	10
Net cash used in investing activities	(9,265)	(1,552)

FINANCING ACTIVITIES
Distributions to noncontrolling interests	(2,237)	(2,393)
Purchase and retirement of common stock	-	(2,647)
Proceeds from revolving line of credit	19,500	5,700
Payments on revolving line of credit	(9,000)	(4,500)
Payment of notes payable	-	(73)
Excess tax benefit from stock options exercised	8	-
Proceeds from exercise of stock options	7	-
Net cash provided by (used in) financing activities	8,278	(3,913)

Net increase in cash	5,042	968
Cash - beginning of period	6,429	10,113
Cash - end of period	$11,471	$11,081

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$419	$1,744
Interest	$-	$5
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$225	$-

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

RECAP OF CLINIC DEVELOPMENT ACTIVITY

					Number
					of
	Opened	Acquired	Sold	Closed	Clinics

At December 31, 2008					360

First Quarter 2009, March 31, 2009	6	-	-	(1)	365

Second Quarter 2009, June 30, 2009	3	-	-	(2)	366

Third Quarter 2009, September 30, 2009	5	-	-	(4)	367

Fourth Quarter 2009, December 31, 2009	4	-	-	(3)	368

Year Ended, December 31, 2009	18	-	-	(10)	368

First Quarter 2010, March 31, 2010	1	5	(5)	(2)	367

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
713-297-7000
or
The Ruth Group
Stephanie Carrington / Amy Glynn
646-536-7017 / 7023